Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into the Registration Statement on Form S-3 of Permian Resources Corporation (formerly known as Centennial Resource Development, Inc.) (the “Registration Statement”) of our report, dated January 30, 2023, included as an exhibit to the Annual Report on Form 10-K of Permian Resources Corporation for the year ended December 31, 2022, with respect to estimates of oil and gas reserves and future revenue thereof, as of December 31, 2022, and the information contained therein. We hereby further consent to all references to our firm and such report included in the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas

November 8, 2023